Exhibit 10.1
April 29, 2008
Stone Energy Corporation
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508
Attention: Mr. Kenneth Beer, Senior Vice President and Chief Financial Officer
Commitment Letter — $700,000,000 Senior Secured Credit Facility
Ladies and Gentlemen:
You have advised Bank of America, N.A. (“Bank of America”) and Banc of America Securities LLC (“BAS”) that Stone Energy Corporation (“Stone”) intends to acquire all of the stock of Bois d’Arc Energy, Inc., a Nevada corporation (the “Target”), for not more than $1.8 billion in cash and common equity in Stone and merge Target into Stone Energy Offshore, L.L.C., a Delaware limited liability company (“Merger Sub”) and a wholly-owned subsidiary of Stone (such transaction, the "Merger”), pursuant to the Agreement and Plan of Merger, dated as of April 29, 2008 (the “Merger Agreement”) among Stone, Merger Sub, and Target. After giving effect to the Merger, Merger Sub will be the surviving entity and Stone will own all of the outstanding equity interests of Merger Sub. Stone, all of its subsidiaries (including the Merger Sub), the Target, and all subsidiaries of the Target are hereinafter referred to collectively as the “Relevant Entities.” The stockholders of the Target prior to the consummation of the Merger are hereinafter referred to collectively as the “Target Stockholders.”
You have also advised Bank of America and BAS that you intend to finance the Merger, costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of Stone, Merger Sub, and their subsidiaries (including to finance the acquisition of oil and gas reserves, leases, and properties) after consummation of the Merger from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) approximately $750,000,000 of common equity in Stone will be issued by Stone to the Target Stockholders (the “Equity Consideration”), (b) approximately $500,000,000 of existing cash of Stone will be paid by Stone to the Target Stockholders (the “Stone Cash Consideration”), and (c) a senior secured revolving credit facility with an initial borrowing base of $700,000,000 (based on the reserve reports of Stone and the Target dated as of December 31, 2007, and subject to redetermination as set forth below if the Closing Date (as defined below) has not occurred prior to November 1, 2008) of Stone and Merger Sub as co-borrowers (the “Facility”) will be used for the balance of the cash portion of the purchase price for the Merger and for the other purposes described above. “Closing Date” means the date on which the definitive documentation for the Facility has been executed by the parties thereto and the conditions to effectiveness of the Facility have been satisfied. The Facility will consist of a second amendment and restatement of the Amended and Restated Credit Agreement, dated as of November 1, 2007, among Stone, the financial institutions named therein, Bank of America, as administrative agent, BNP Paribas, JPMorgan Chase Bank, N.A., U.S. Bank National Association and Whitney National Bank, as co-syndication agents, Natixis and The Royal Bank of Scotland plc, as co-documentation agents,
Commitment Letter

and BAS, as sole lead arranger and bookrunner (the “Existing Facility”). The Facility will be in substantially the form of the Existing Facility except that (i) Merger Sub will be a co-borrower under the Facility, (ii) the initial borrowing base shall be set at $700,000,000 (based on the reserve reports of Stone and the Target dated as of December 31, 2007, and subject to redetermination as set forth below if the Closing Date has not occurred prior to November 1, 2008), (iii) 100% lender approval will be required to increase the borrowing base, (iv) the commitment fees and applicable margins will be as set forth on Exhibit A hereto, (v) the Facility will be guaranteed by all direct and indirect subsidiaries of Stone and Merger Sub, (vi) the condition precedent requiring the delivery of financial statements of Stone shall be expanded to require delivery of financial statements of the Target, (vii) it shall be an additional condition precedent that no Material Adverse Effect (as defined in the Merger Agreement) with respect to the Target shall have occurred, (viii) the condition precedent with respect to absence of certain litigation shall be expanded to include litigation preventing or purporting to prevent the Merger, (ix) all governmental, shareholder and third party consents and approvals necessary to consummate the Merger shall have been received, (x) all debt of the Target and its subsidiaries shall have been terminated and repaid in full, except for the Facility and debt would be permitted under the Existing Facility, and (xi) all liens against the assets and equity interests of the Target and its subsidiaries shall have been released, except as would be permitted under the Existing Facility. The Merger, the issuance of the Equity Consideration, the payment of the Stone Cash Consideration, the entering into and funding of the Facility, and all related transactions are hereinafter collectively referred to as the “Transaction.”
If the Closing Date has not occurred prior to September 30, 2008, you shall deliver to Bank of America and BAS by such date updated, internally prepared reserve reports dated as of June 30, 2008 with respect to the oil and gas reserves of Stone and its subsidiaries and the Target and its subsidiaries, in each case that would be in compliance with Section 5.6(c)(ii) of the Existing Facility (the “Updated Reserve Reports”). If the Closing Date has not occurred prior to November 1, 2008, the initial borrowing base for the Facility shall be redetermined, effective on such date and based on the Updated Reserve Reports, in accordance with Section 2.2 of the Existing Facility, except that such redetermined initial borrowing base must be approved by all proposed Lenders under the Facility that have delivered written commitments for the Facility.
In connection with the foregoing, Bank of America is pleased to advise you of its commitment to provide the full principal amount of the Facility and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Facility, all upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”). BAS is pleased to advise you of its willingness, as the sole lead arranger and sole book manager (in such capacities, the “Lead Arranger”) for the Facility, to form a syndicate of financial institutions (including Bank of America) (collectively, the “Lenders”) in consultation with you for the Facility. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through September 30, 2008, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Facility or any other senior financing similar to or as a replacement of any component of the Facility.
Bank of America will act as sole Administrative Agent for the Facility, and BAS will act as sole Lead Arranger for the Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior approval.
The commitment of Bank of America hereunder and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and BAS: (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make to Bank of America and BAS in this Commitment

Commitment Letter

Letter and your compliance in all material respects with the terms of this Commitment Letter and the Fee Letter (as hereinafter defined); (b) prior to the earlier to occur of (i) the achievement of a Successful Syndication (as defined in the Fee Letter) and (ii) 90 days after the Closing Date, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Stone, the Target, or any of their respective subsidiaries; (c) the negotiation, execution and delivery of definitive documentation for the Facility consistent with this Commitment Letter; (d) no Material Adverse Effect (as defined in the Merger Agreement) with respect to the Target shall have occurred or become known to Bank of America or BAS, (e) the terms of the Merger Agreement shall not have been materially altered, amended, or otherwise changed or supplemented, or any material condition or requirement therein waived, in each case without the prior written consent of the Lenders, (f) the Merger shall be consummated substantially simultaneously with the funding of the Facility and substantially in accordance with the terms of the Merger Agreement and in compliance with applicable law and regulatory approvals, (g) if the Closing Date has not occurred by September 30, 2008, you shall have delivered to Bank of America and BAS the Updated Reserve Reports, and (h) you shall have delivered to Bank of America and BAS title reports (or, if available, title opinions) regarding that portion of the Borrowing Base Assets (as defined below) which results in evidence of title satisfactory to Bank of America and BAS and their counsel covering Borrowing Base Assets representing not less than 50% of the value of the aggregate oil and gas reserves of the Target and its subsidiaries, and such title reports or opinions shall reflect that the Target and its subsidiaries have good and marketable title to all such Borrowing Base Assets, free and clear of all liens, except for Permitted Borrowing Base Liens (as defined in the Existing Facility). “Borrowing Base Assets” means the properties given value in the most recent reserve reports delivered to Bank of America and BAS with respect to Stone and the Target and used to determine such initial borrowing base.
No later than 45 days after the Closing Date, you shall deliver to Bank of America and BAS title reports (or, if available, title opinions) regarding that portion of the Borrowing Base Assets which results in evidence of title satisfactory to Bank of America and BAS and their counsel covering Borrowing Base Assets representing not less than 80% of the value of the aggregate oil and gas reserves of Stone and its subsidiaries (including those acquired in the Merger), and such title reports or opinions shall reflect that Stone and its subsidiaries have good and marketable title to all such Borrowing Base Assets, free and clear of all liens, except for Permitted Borrowing Base Liens (as defined in the Existing Facility).
BAS intends to commence syndication of the Facility promptly upon your acceptance of this Commitment Letter and the Fee Letter, and the commitment of Bank of America hereunder shall be reduced dollar-for-dollar as and when corresponding written commitments are received from the Lenders. You agree to actively assist, and to use your commercially reasonable efforts to cause the Target to actively assist, BAS in achieving a syndication of the Facility that is reasonably satisfactory to BAS and you. Such assistance shall include your (a) providing and causing your advisors to provide Bank of America and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and BAS to complete syndication, including, but not limited to, information and evaluations prepared by you, the Target, and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of an Information Memorandum and other materials to be used in connection with the syndication of the Facility (collectively, the "Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of BAS benefit materially from the existing banking relationships of Stone and the Target, and (d) otherwise assisting Bank of America and BAS in their syndication efforts, including by making your officers and advisors and the officers and advisors of the Target and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of Stone, the Target, and their respective subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

Commitment Letter

It is understood and agreed that BAS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender or Sub-Underwriter (as defined in the Fee Letter) participating in the Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America and BAS, in consultation with Stone.
You represent, warrant and covenant that (a) all financial projections, estimates, evaluations, forward-looking statements and forecasts concerning Stone, Merger Sub, or the Target and their respective subsidiaries that have been or are hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions you believe to be reasonable at the time made (it being understood and agreed by Bank of America and BAS that Projections are not to be viewed as facts and that actual results during the period or periods covered by Projections may differ from the projected results and such differences may be material) and (b) all written Information, taken as a whole, other than Projections, which has been or is hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the Facility, as and when furnished, is and will be complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that your responsibility for such written Information is limited to your actual knowledge of the Target based on review of materials provided to you by the Target Stockholders, the Target, and its subsidiaries. You agree to furnish us with further and supplemental information from time to time until the earlier to occur of (i) the achievement of a Successful Syndication and (ii) 90 days after the Closing Date, so that the representation, warranty and covenant in the immediately preceding sentence are correct on such date, as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Facility, Bank of America and BAS are and will be using and relying on the Information without independent verification thereof.
You acknowledge that BAS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system. In connection with the syndication of the Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Relevant Entities, their respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.
By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Bracewell & Giuliani LLP, as counsel to the Lead Arranger and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent) incurred in connection with the Facility, the syndication thereof, and the preparation of the definitive documentation therefor.

Commitment Letter

You agree to indemnify and hold harmless Bank of America, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or (b) the Facility, or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
This Commitment Letter and the fee letter among you, Bank of America and BAS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter but not the Fee Letter (a) on a confidential basis to the board of directors and advisors of the Target Shareholders and the Target in connection with their consideration of the Transaction, and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or BAS, as applicable, to identify you in accordance with the Act.
You acknowledge that Bank of America and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Target, and your and their respective affiliates with the same degree of care as they treat their own confidential information. Bank of America and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and

Commitment Letter

transactions contemplated hereby, you agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Target, or any of your or its respective affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates.
In connection with all aspects the Transaction, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and BAS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the Transaction; (b) (i) Bank of America and BAS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor BAS has any obligation to you or your affiliates with respect to the Transaction except those obligations expressly set forth herein; and (c) Bank of America and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and BAS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and BAS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the Transaction.
The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or BAS hereunder.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of Texas. Each of you, Bank of America and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction, or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof.
This Commitment Letter and the Fee Letter embody the entire agreement and understanding among Bank of America, BAS, you, and your affiliates with respect to the Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. The Facility will be in substantially the form of the Existing Facility except as set forth in this Commitment Letter and the Fee Letter. Those matters that are not covered or made clear herein or in the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter.
This Commitment Letter is not assignable by any party hereto without the prior written consent of each party hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
This Commitment Letter and all commitments and undertakings of Bank of America and BAS hereunder will expire at 5:00 p.m. (Houston, Texas time) on April 30, 2008 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which

Commitment Letter

may be by facsimile transmission), whereupon this Commitment Letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings hereunder will expire on the earliest of (a) December 31, 2008, unless the Closing Date occurs on or prior thereto, (b) the closing of the Merger without the use of the Facility and (c) the acceptance by the Target, the Target Shareholders, or any of their respective affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Target and its subsidiaries other than as part of the Transaction.
THIS WRITTEN AGREEMENT AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Commitment Letter

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, BANK OF AMERICA, N.A.
By:	/s/ Ronald E. McKaig
	Name:	Ronald E. McKaig
	Title:	Senior Vice President

BANC OF AMERICA SECURITIES LLC
By:	/s/ Gerard P. Rooney
	Name:	Gerard P. Rooney
	Title:	Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:
STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer

Name: Kenneth H. Beer
Title: Senior Vice President and Chief Financial Officer
[Signature Page to Commitment Letter]

EXHIBIT A
PRICING GRID

			Applicable Margin for
		Applicable Margin	Alternate Base
Borrowing Base Utilization*	Commitment Fee	For LIBOR Loans	Rate Loans
Less than 30%	0.375%	1.500%	0.00%
Greater than or equal to 30% but less than 60%	0.375%	1.750%	0.00%
Greater than or equal to 60% but less than 90%	0.500%	2.000%	0.00%
Greater than or equal to 90%	0.500%	2.250%	0.00%

*	"Borrowing Base Utilization” means (A) the sum of (i) loans plus (ii) letter of credit liabilities divided by (B) the conforming borrowing base then in effect.